EXHIBIT 99.1

Corvus Pharmaceuticals Announces Interim Results Demonstrating Anti-Tumor Activity of CPI-444 in Renal and Lung Cancer Patients Resistant or Refractory to Prior PD-(L)1 Treatment

-- Clinical Data from Company’s Ongoing Phase 1/1b Study in Expansion Cohorts Presented in Oral Presentation at American Society of Clinical Oncology (ASCO) 2017 Annual Meeting –

-- Criteria Met for Second Expansion of Renal Cell Cancer Cohort Treated with Combination Therapy –

BURLINGAME, Calif., June 05, 2017 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced interim safety and efficacy results from the renal cell carcinoma (RCC) and non-small cell lung cancer (NSCLC) expansion cohorts in its ongoing Phase 1/1b study. The data showed that treatment with CPI-444 as a single agent and in combination with atezolizumab (Tecentriq®) resulted in anti-tumor activity in patients resistant or refractory to prior treatment with anti-PD-(L)1 antibodies and patients with PD-L1 negative tumors. CPI-444 is a selective and potent inhibitor of the adenosine A2A receptor. Atezolizumab, developed by Genentech, a member of the Roche Group, is a monoclonal antibody designed to target and bind to a protein called PD-L1 (programmed death ligand-1).

The interim data were presented today in an oral presentation at the American Society of Clinical Oncology (ASCO) 2017 Annual Meeting in Chicago by Lawrence Fong, M.D., Professor in Cancer Biology and Leader of the Cancer Immunotherapy Program at the Helen Diller Family Comprehensive Cancer Center at the University of California, San Francisco.

“These preliminary results from the CPI-444 clinical trial show that targeting this novel immunosuppressive pathway can lead to both anti-tumor immune responses and clinical responses in patients who have progressed on anti-PD-(L)1 therapies,” said Dr. Fong. “Lung and renal cell cancer patients who do not respond to treatment with PD-(L)1 therapies typically continue to progress rapidly and have very few options to manage their disease, creating a significant unmet need in cancer therapy. These data suggest that CPI-444, both as a single agent and in combination with atezolizumab, may induce tumor regression or disease control in these difficult-to-treat populations.”

“The anti-tumor activity and durability of responses and disease control seen to date are encouraging, especially in patients who are resistant/refractory to prior anti-PD-(L)1 therapy and have PD-L1 negative tumors. No therapies are currently approved that can overcome resistance to anti-PD-(L)1 therapies and few, if any, immunotherapies in development have reported benefit in the PD-1 resistant/refractory setting,” said Richard A. Miller, an oncologist and co-founder, president and chief executive officer of Corvus. “In addition to our previously announced cohort expansions, based on data reported here, we have met the pre-defined criteria for the second expansion to the maximum number of 48 patients in the RCC cohort receiving combination therapy. We look forward to continuing to evaluate patients with lung and renal cell cancer enrolled in the multiple expansion cohorts, as we believe that targeting the adenosine pathway could lead to new treatment options for patients in this setting.”

Key Patient Demographic Data

Interim safety and efficacy data on 75 patients with RCC (n=30) or NSCLC (n=45) enrolled in the Phase 1/1b study to date were presented. Of these, 73 percent of RCC patients and 82 percent of NSCLC patients were resistant or refractory to prior therapy with anti-PD-(L)1 antibodies. Of the RCC (n=19) and NSCLC (n=28) patients with archived samples available,  95 percent and 54 percent of patients, respectively, had PD-L1 negative tumors.

Key Study Results in RCC Patients

An infographic accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/f1df88e4-d3f5-4ed3-8e30-ae3f87467abe

· Best tumor response data for RCC patients are shown in a “waterfall” plot (Figure 1).  There were two confirmed partial responses (PR) out of 22 evaluable patients.

  One PR was in a patient treated with single agent CPI-444 who was resistant/refractory to prior anti-PD-(L)1 therapy and was PD-L1 negative.
  One PR was in an anti-PD-(L)1 treatment-naïve patient treated with combination therapy. The PD-L1 status of this patient treated in combination was not available at the time of the presentation.
  The duration of PRs, which are ongoing in these two patients, exceeds eight months and three months.

· 16 patients achieved stable disease, with six of these patients experiencing minor regressions (MR).  Four of the patients that achieved an MR were resistant/refractory to prior anti-PD-(L)1 therapy.  The remaining patients had progressive disease or progressed before their first CT scan was obtained.

  Six patients have had disease control for more than six months (range: 6-12 months), with five of these six patients continuing on therapy (three single agent, two combination).

· For RCC patients with stable disease, an analysis of tumor growth kinetics demonstrated that several patients with documented tumor growth prior to study enrollment, had stabilization or regression of their tumors while receiving treatment with CPI-444, suggesting that treatment altered the behavior of tumor growth.

Key Study Results in NSCLC Patients

An infographic accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/518f7b87-042d-42f7-84d1-29caad3e0006

· Best tumor response data for NSCLC patients are shown in a “waterfall” plot (Figure 2).  There were two partial responses (PR) out of 34 evaluable patients.

  One confirmed PR was in a patient treated with combination therapy who was resistant/refractory to prior anti-PD-(L)1 therapy and is PD-L1 negative. The PR is ongoing at six months.
  One unconfirmed PR is in a patient who received the combination, was resistant/refractory to prior anti-PD-(L)1 therapy, is PD-L1 positive, and is ongoing at two months.

· 22 patients achieved stable disease.  Four of the stable disease patients, all of whom were were resistant/refractory to prior anti-PD-(L)1 therapy, had MRs. The remaining patients had progressive disease or progressed before their first CT scan was obtained.

· Four patients with NSCLC, three of whom were resistant/refractory to prior anti-PD-(L)1 therapy, experienced disease control exceeding six months (two single agent, two combination). All of the patients continue on therapy.

Safety Data
CPI-444 continues to be well tolerated to date, with observed adverse events similar to previous reports. For single-agent CPI-444 cohorts, the following Grade 1 and 2 adverse events occurred in 5 percent or more of patients: fatigue, nausea, pruritis, constipation, dizziness, hypertension and fever. For combination therapy cohorts, the following Grade 1 and 2 adverse events occurred in 5 percent or more of patients: fatigue, nausea, pruritis, rash and increase in liver enzymes. In the combination cohort, one patient developed reversible Grade 3 immune-related toxicities.

Phase 1/1b Trial Design
The Phase 1/1b trial is designed to select the dose, assess the safety and examine the activity of CPI-444 as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody, in multiple histologies known to be sensitive to immuno-oncology agents. Patients with non-small cell lung cancer, melanoma, renal cell cancer, triple-negative breast cancer (TNBC), MSI-H colorectal cancer, head and neck cancer, bladder cancer and prostate cancer who have failed standard therapies are eligible. The efficacy endpoints of the study are response rate and disease control rate, which is defined as complete response, partial response (reduction of >30 percent tumor volume) or stable disease (change in tumor volume of between 20 percent growth of tumor and 30 percent reduction of tumor volume). Patients with minor tumor regressions are those with changes in tumor volume of 0 to ≤30 percent reduction in tumor volume. Patients are treated until disease progression or evidence of Grade 3 or 4 toxicity.

The dose-selection part of the study included four cohorts of 12 patients each (N=48) – three cohorts treated with single agent CPI-444 (100 mg twice daily for 14 days; 100 mg twice daily for 28 days; 200 mg once daily for 14 days) and one cohort treated with the combination (CPI-444 50 mg or 100 mg twice daily for 14 days combined with atezolizumab). A treatment cycle is 28 days. Based on biomarker analyses showing sustained, complete blockade of the adenosine A2A receptor in peripheral blood lymphocytes, and evidence of immune activation in circulating lymphocytes, an optimum single agent and combination dose of 100 mg twice a day for 28 days was selected for the second part of the study. As defined in the protocol, patients in the dose-selection stage of the trial receiving the dose and schedule selected for evaluation in the second part of the study are included in the disease-specific cohort efficacy analysis.

The second part of the study is evaluating CPI-444 as a single agent in five disease-specific cohorts (NSCLC, melanoma, RCC, TNBC and a category of “other” that includes MSI-H colorectal cancer, bladder cancer and prostate cancer) and CPI-444 in combination with atezolizumab in five additional matched disease-specific cohorts. Each of the 10 cohorts is initially enrolling 14 patients, but may be expanded based on efficacy. To date, RCC and NSCLC, both single agent and combination cohorts, have met the initial criteria for expansion to 26 patients. Recently, the combination cohort of patients with renal cell cancer met the second criteria for expansion to 48 patients.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit www.corvuspharma.com.

Tecentriq® (atezolizumab) is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with anti-PD-1, anti-PD-L1, or other therapies, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, the basis for any future clinical trials with CPI-444, the utility of biomarker data collected and the suitability of the dosing regimen selected for the Company’s Phase 1/1b clinical trial of CPI-444. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed with the Securities and Exchange Commission on May 4, 2017, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the results of early clinical trials may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

UC Disclaimer
The information stated above was prepared by Corvus Pharmaceuticals, Inc., and reflects solely the opinion of the corporation. Nothing in this statement shall be construed to imply any support or endorsement of Corvus, or any of its products, by The Regents of the University of California, its officers, agents and employees.

Investor Contact:
Jason Coloma
SVP, Chief Business Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4511
JColoma@corvuspharma.com

Media Contact:
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Pure Communications
+1-415-946-1087
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